Exhibit 10.31

INDEPENDENT NON-EXECUTIVE DIRECTOR AGREEMENT

THIS INDEPENDENT NON-EXECUTIVE DIRECTOR AGREEMENT (this “Agreement”) is made and entered into effective as of [    ], 2023 between Lanvin Group Holdings Limited, a Cayman Islands exempted company (the “Company”), and [    ] (the “Director”).

WHEREAS, the Director has not been employed by, and has not performed executive services for, the Company; and

WHEREAS, the Company and the Director wish to memorialize the terms and conditions of the Director’s service as an independent director on the board of directors (the “Board”) of the Company;

NOW, THEREFORE, for and in consideration of the covenants and promises contained herein, the Company and the Director agree as follows:

1.

Director. On behalf of the Company, the Board offers to retain the Director, and the Director agrees to serve in the capacity of an independent director on the Board, in accordance with the Listed Company Manual of the New York Stock Exchange and Rule 10A-3(b)(1), in accordance with the terms and subject to the conditions of this Agreement, commencing on [    ] (the “Commencement Date”) and continuing until terminated in accordance with the provisions of paragraph 7 below. The Director affirms that no obligation exists between the Director and any other entity which would prevent or impede the Director’s immediate and full performance of every obligation under this Agreement.

2.

Position and Duties. During the Director’s term, the Director may continue to serve in other non-Company related positions, and assume duties and responsibilities consistent with, the position of an independent non-executive director, provided, however, that under no circumstances may the Director engage in or undertake any other positions, duties, responsibilities or assignments that materially interfere with his/her duties to the Company. The Director agrees to devote the necessary working time, skill, energy and best business efforts and exercise his independent business judgment during the term of his/her service on the Board of the Company. The Board shall meet have an annual meeting in either Europe or New York and the remaining quarterly Board meetings shall be held via videoconference, which the Director is expected to attend.

The Director fully understands (i) his/her fiduciary and non-fiduciary duties as a director of the Company owed under the laws of the Cayman Islands, including but not limited to the duties of loyalty, skill and care, to act with a proper purpose and to avoid conflicts in the performance of his service as a Director, and (ii) his/her obligations under all relevant securities, company and other laws of the United States and any other jurisdictions in personal and corporate conduct.

Notwithstanding anything to the contrary contained herein, the Director may hold officer and non-executive director positions (or the equivalent position) in or at other entities that are not affiliated with the Company.

3.

No Conflicts. The Director covenants and agrees that for so long as he/she is retained by the Company, he/she shall govern himself/herself in such a way as to avoid any material conflict with his/her duties in protecting the Company.

4.	Compensation.

(i)

Base Remuneration. During the term of this Agreement, provided the Director remains a member of the Board/ committee as of each payment date, the Company shall pay, and the Director agrees to accept, in consideration for the Director’s services hereunder: (i) a total annual cash retainer of U.S. $[    ] (or in equivalent value of shares of the Company), payable in accordance with the Company’s payroll policies then in effect (no less frequently than quarterly), (ii) for each Committee on which the Director serves, the Director will receive additional compensation in the amount(s) specified below depending on whether the Director serves as Chair or non-Chair member of such committee:

Committee	Chair	Other Members
Audit Committee	$ [ ] per year	$ [ ] per year
Compensation Committee	$ [ ] per year	$ [ ] per year
Nominating/Governance	$ [ ] per year	$ [ ] per year

As of the Commencement Date, the Director shall serve as a [non-Chair] member of the [Audit Committee and the Nominating/Governance Committee]. The Director’s annual base renumeration as set forth in this paragraph 4(i) shall be subject to annual review by the Board (or a committee of the Board) and may be increased from time to time by the Board (or a committee of the Board) in its sole discretion.

(ii)	Equity Grant. During the term of this Agreement, the Director shall be eligible to receive:

a.

one-time Awards in the form of restricted stock units, corresponding to [    ] shares (priced at $10 per share)(the “Underlying Shares”) in the Company, that will be granted within thirty days following the date of this agreement, which may be exercised, in whole or in part, in accordance with the following schedule: the first one-third (1/3) of the Underlying Shares shall vest at the end of the first twelve (12) months after (the Commencement Date; then half of the remaining portions (being one-third (1/3) of the Underlying Shares) shall vest in each twelve (12) months over next twenty-four (24) months, provided the director remains a member of the Board as of each vesting date. The Director shall be issued additional one-time Awards consistent with the terms and pursuant to this paragraph 4(ii)(a) within thirtydays of each three year anniversary of the Commencement Date, subject to continued service on each such grant date, under which the number of shares shall be calculated based on the average closing price of the shares for the twenty (20) business days immediately preceding [    ] of such year (or the first trading day after [    ]) equivalent to $[    ] in value.

b.

annual Awards in the form of restricted stock units corresponding to [    ] shares (priced at $10 per share) that will vest in full upon the one year anniversary of the Commencement Date, provided the director remains a member of the Board as of the vesting date (the “Annual Awards”). The Director shall be issued additional annual Awards consistent with the terms and pursuant to this paragraph 4(ii)(b) within thirty days of each annivsary of the Commencement Date, subject to continued service on each such grant date, under which the number of shares shall be calculated based on the average closing price of the shares for the twenty (20) business days immediately preceding [    ] of such year (or the first trading day after [    ]) equivalent to $[    ] in value.

c.

Notwithstanding anything herein to the contary, one-hundred (100%) percent of any unvested equity or equity based compensation held by the Director shall vest upon a Change in Control (as defined in the share economic beneficial interest rights scheme administered by Brilliant Fashion Holdings Limited), provided that the Director remains in continuous services with the Company through consummation of such Change in Control.

(iii)	Discount. During the term of this Agreement, the Director is entitled to a 30% discount on the Company’s clothing purchased at any location.

5.

Expenses. During the term of this Agreement, the Director shall be entitled to payment or reimbursement of any reasonable expenses paid or incurred in connection with and related to the performance of the Director’s duties and responsibilities hereunder for the Company, including any expenses incurred traveling to Board meetings. All requests by the Director for payment of reimbursement of such expenses shall be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as the Company may require according to its existing policies, evidencing that the Director, in fact, incurred or paid said expenses. The Company shall make such reimbursements as soon as administratively practicable (and within 30 days) after the Director submits appropriate substantiation of such expenses but not later, in any event, than the last day of the calendar year immediately following the calendar year in which the Director incurs such reimbursable expense. Reimbursable expenses shall include the Director’s costs of business class air travel for all flights and for business class air travel for all flights longer than six hours in duration.

6.

Nondisclosure of Confidential Information and Trade Secrets. The Director shall not, during the term or after the termination of this Agreement, divulge, furnish, make accessible to, or use for the benefit of the Director, independently, or any third party, any information, trade secrets, technical data or know-how relating to the business, business practices, methods, marketing strategies, financial information, pricing policies, customers, customer information, customer lists, products, processes, equipment or other confidential or proprietary aspect of the business of Company and/or any subsidiary or affiliate, and including all proprietary and confidential information of any customer or other party received by Company, except as may be required in good faith in the course of the Director’s engagement with Company or by law, without the prior written consent of Company, unless such information is already known by the Director prior to the date of engagement or shall become public knowledge (other than by reason of the Director’s breach of this provision). The Director acknowledges and agrees that all policies and operating procedures of the Company (whether developed by the Director or other employees or contractors of the Company) constitute the confidential information of the Company.

7.

Termination of Service. The Company or the Director may terminate this Agreement with an advance written notice of at least 60 days. Upon termination of the Director, the Company shall only pay the Director any accrued but unpaid base remuneration and stock for service as a director prior to termination as soon as administratively practicable (and within 30 days) after the date of termination of service.

8.

D&O Coverage. The Director shall be eligible for coverage by any Directors & Officers insurance that may be secured by the Company (the “D&O Insurance”), at the Company’s own expense, in an amount and on terms no less favorable than that which is provided to the other directors and officers of the Company. The D&O Insurance shall have a minimum of $5,000,000 of coverage per claim.

9.

Indemnification. The Company shall indemnify and hold the Director harmless with respect to any and all losses, claims, demands, liabilities, costs, damages, expenses (including, without limitation, reasonable attorneys’ fees and expenses) and causes of action imposed on, incurred by, asserted against, or to which the Director may otherwise become subject by reason of or directly in connection with the Director’s performance of the service under this Agreement, unless the Director’s conduct constitutes intentional misconduct, gross negligence, fraud or illegal activity. The Director shall be entitled to mandatory advancement of expenses, including reasonable attorney’s fees, which shall be advanced promptly upon request, subject to a customary undertaking whereby the Director agrees to repay any such amounts that are finally determined as not subject to indemnification hereunder.

10.	Miscellaneous.

(i)

Notices. All notices permitted or required by this Agreement shall be deemed to have been delivered and received (a) when personally delivered, (b) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, (c) on the date on which transmitted by facsimile, email, or other electronic means producing a tangible receipt evidencing a successful transmission, or (d) on the next business day after the day on which deposited with a regulated public carrier (e.g., Federal Express), freight prepaid, addressed to the party for whom intended at the address, facsimile number, or email set forth on the signature page of this Agreement, or such other address, notice of which has been delivered in a manner permitted by this paragraph, as follows:

If to the Company:

LANVIN GROUP HOLDINGS LIMITED

3701-02, Tower S2, Bund Finance Center, 600 Zhongshan Rd East No.2,

Shanghai, 200010, China

Attention: Yun CHENG / Gong CHENG

Email: joann.cheng@lanvin-group.com / roy.cheng@lanvin-group.com

If to the Director:

[*]

Telephone, stationery, postage, e-mail, the internet and other resources made available to the Director by the Company, are solely for the furtherance of the Company’s business.

(ii)

Governing Law. All issues and disputes concerning, relating to or arising out of this Agreement and from the Director’s service to the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the State of New York’s principles of conflicts of law.

(iii)

The Director and the Company agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

(iv)

Complete Agreement; Amendments. This instrument constitutes the entire Agreement between the parties regarding its subject matter. When signed by all parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement. In any future construction of this Agreement, this Agreement should be given its plain meaning. This Agreement may be amended only by a writing signed by the Company and the Director.

(v)

Counterparts; Electronic Signatures; Further Assurances; Headings. This Agreement may be executed in counterparts. A counterpart transmitted via facsimile or e-mail, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. This Agreement contains headings for ease of reference. The headings have no independent meaning.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year herein above first written.

[*]

Signature Page for Non-executive Director Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year herein above first written.

Lanvin Group Holdings Limited

By:
Name:	Yun CHENG
Title:	Director

Signature Page for Non-executive Director Agreement